Exhibit 99.1

Contact: Darren Daugherty Director, Investor Relations (281) 492-5370

Diamond Offshore Announces Contract Termination on the Ocean Vanguard

HOUSTON, June 4, 2014 — Diamond Offshore Drilling, Inc. (NYSE: DO) announced today that a subsidiary has received notice of termination of its drilling contract for the mid-water semisubmersible Ocean Vanguard from Statoil ASA, its customer for the rig. The contract provides for a dayrate of approximately $454,000 and was estimated to conclude in accordance with its terms in late February 2015. Diamond Offshore disputes Statoil’s basis for terminating the contract and intends to defend its rights under the drilling contract.

ABOUT DIAMOND OFFSHORE

Diamond Offshore is a leader in offshore drilling, providing contract drilling services to the energy industry around the globe with a total fleet of 45 offshore drilling rigs, including five rigs under construction. Diamond Offshore’s fleet consists of 33 semisubmersibles, two of which are under construction, five dynamically positioned drillships, three of which are under construction, and seven jack-ups. Additional information about the Company and access to the Company’s SEC filings are available at www.diamondoffshore.com. Diamond Offshore is owned 51% by Loews Corporation (NYSE: L).

FORWARD-LOOKING STATEMENTS

Statements contained in this press release that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Such statements may include, but are not limited to, statements concerning the future term of the drilling contract and enforcement of the Company’s rights under it. Forward-looking statements are inherently uncertain and subject to a variety of assumptions, risks and uncertainties that could cause actual results to differ materially from those anticipated or expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this press release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website

www.diamondoffshore.com. These factors include, among others, general economic and business conditions, contract cancellations, customer bankruptcy, operating risks, casualty losses, industry fleet capacity, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations, customer preferences and various other matters, many of which are beyond the Company’s control. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

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